UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2008

NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State of Incorporation)	001-32240 (Commission File No.)	20-1308307 (I.R.S. Employer Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2008 Neenah Paper, Inc. (the “Company”), and certain of its affiliates, entered into a definitive agreement to sell its Pictou pulp mill and certain related assets to affiliates of Blue Wolf Capital Management LLC (“Blue Wolf”) and Atlas Holdings LLC (“Atlas”).  The Pictou mill and associated woodlands operations are to be acquired by Northern Pulp Nova Scotia Corporation (“Northern Pulp”), a new operating company of Blue Wolf and Atlas.  The sale excludes the approximately 500,000 acres of timberlands that the Company owns in Nova Scotia, which are being retained by the Company.

The Company will pay approximately $15-20 million to Northern Pulp. Payments will be made in two installments, the first at the time of closing and the second in the third quarter.  Final amounts will be subject to adjustments based on working capital and capital spending levels. As part of the terms of the sale, Northern Pulp will assume all assets and liabilities associated with the Pictou operations, as well as existing customer contracts and supply agreements.

The transaction is expected to close in the second quarter and is subject to customary closing conditions, including various governmental consents, pension transfer requirements and certain contractual assignments.  The Company has agreed to indemnify Northern Pulp for certain matters, including breach of any representation, warranty or covenant made by the Company.  The Company’s indemnification obligations for most representations end approximately 18 months after closing.  In addition, Northern Pulp and the Company have agreed upon 10 year market based fiber supply agreement to be entered upon closing of the transaction.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press release dated May 15, 2008

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: May 15, 2008	/s/ Steven S. Heinrichs
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

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